Exhibit 99.1
10x Genomics Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Outlook for 2022
FY 2021 revenue growth of 64% and Q4 2021 revenue growth of 28% over the corresponding periods of 2020
PLEASANTON, Calif. February 16, 2022 – 10x Genomics, Inc. (Nasdaq: TXG) today reported financial results for the fourth quarter and full year ended December 31, 2021 and provided outlook for 2022.
Recent Highlights
•Revenue was $490.5 million for the full year and $143.5 million for the fourth quarter of 2021, representing 64% and 28% increases over the corresponding periods of 2020
•Increased our cumulative Chromium instruments sold to more than 3,500 as of the end of 2021, fueled by an enthusiastic response to our Chromium X Series instruments and continued demand for our Chromium Controller
•Advanced our leadership in spatial discovery research surpassing 200 publications and pre-prints enabled by our Visium products across key research areas including oncology, immunology, and neuroscience
•Unveiled our Xenium In Situ Analysis Platform, integrating instrumentation, consumables and software into a robust and flexible end-to-end solution, which we plan to ship by the end of 2022
"In 2021, we made significant progress driving adoption of single cell and spatial technologies, as we continued to pursue rapid innovation and scale the company for the long-term," said Serge Saxonov, Co-founder and CEO of 10x Genomics. "We firmly believe in the tremendous opportunity ahead, and we are incredibly excited about the ambitious product launches we have planned in 2022."
Fourth Quarter 2021 Financial Results
Revenue was $143.5 million for the three months ended December 31, 2021, a 28% increase from $112.2 million for the three months ended December 31, 2020. This increase was primarily the result of increased consumables revenue driven by growth in our cumulative instruments sold.
Gross margin was 81% for the fourth quarter of 2021, as compared to 83% for the corresponding prior year period. The decrease in gross margin was primarily due to the impact of shifting product mix, partially offset by decreased costs related to ramping our second manufacturing facility.
Operating expenses were $131.8 million for the fourth quarter of 2021, a 74% decrease from $502.9 million for the three months ended December 31, 2020. This decrease was driven by lower in-process research and development expense in the quarter due to the $406.9 million charge during the quarter ended December 31, 2020 related to the acquisition of ReadCoor and decreased legal expenses. This decrease was partially offset by increased operating expenses related to higher personnel expenses, including stock-based compensation, increased expenses related to equipment, facilities and technology and increased marketing expenses.
Operating loss was $15.8 million for the fourth quarter of 2021, as compared to an operating loss of $409.6 million for the corresponding prior year period which included $406.9 million of in-process research and development expense related to the acquisition of ReadCoor. Operating loss also includes $26.9 million of stock-based compensation for the fourth quarter of 2021, as compared to $14.3 million for the fourth quarter of 2020.
Net loss was $18.4 million for the fourth quarter of 2021, as compared to a net loss of $415.6 million for the corresponding prior year period.
Full Year 2021 Financial Results
Revenue was $490.5 million for the year ended December 31, 2021, a 64% increase from $298.8 million for 2020.

Gross margin was 85% for full year 2021, as compared to 80% for 2020. The increase in gross margin was primarily due to lower accrued royalties related to the Bio-Rad agreement, including a one-time reversal of $14.7 million of previously accrued royalties, and decreased costs related to ramping our second manufacturing facility during the period, partially offset by the impact of shifting product mix.

Operating expenses were $468.7 million for full year 2021, as compared to $774.5 million for 2020, a decrease of 39%. Operating expenses in 2020 included $447.5 million of in-process research and development expense related to the acquisitions of CartaNA and ReadCoor.

Operating loss was $52.3 million for full year 2021, as compared to an operating loss of $534.1 million for 2020 which included $447.5 million of in-process research and development expense related to the acquisitions of CartaNA and ReadCoor. This includes $96.0 million of stock-based compensation for full year 2021, as compared to $48.6 million for full year 2020.

Net loss was $58.2 million for full year 2021, as compared to a net loss of $542.7 million for 2020. This includes $447.5 million of in-process research and development expense for the year ended December 31, 2020.

Cash and cash equivalents were $587.4 million as of December 31, 2021.
2022 Financial Guidance
10x Genomics expects full year 2022 revenue to be in the range of $600 million to $630 million, representing 22% to 28% growth over full year 2021 revenue.
Webcast and Conference Call Information
10x Genomics will host a conference call to discuss the fourth quarter and full year 2021 financial results, business developments and outlook after market close on Wednesday, February 16, 2022 at 1:30 PM Pacific Time / 4:30 PM Eastern Time. A webcast of the conference call can be accessed at http://investors.10xGenomics.com. The webcast will be archived and available for replay for at least 45 days after the event.
About 10x Genomics
10x Genomics is a life science technology company building products to interrogate, understand and master biology to advance human health. Our integrated solutions include instruments, consumables and software for analyzing biological systems at a resolution and scale that matches the complexity of biology. 10x Genomics products have been adopted by researchers around the world including in all of the top 100 global research institutions as ranked by Nature in 2020 based on publications and all of the top 20 global pharmaceutical companies by 2020 research and development spend and have been cited in over 3,300 research papers on discoveries ranging from oncology to immunology and neuroscience. Our patent portfolio comprises more than 1,300 issued patents and patent applications.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might," "will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include statements regarding 10x Genomics, Inc.’s expectations regarding our business operations, financial performance and results of operations, including our expectations regarding revenue and guidance, as well as our ability to meet our anticipated cash needs for the foreseeable future. These statements are based on management’s current expectations, forecasts, beliefs, assumptions and information currently available to management, and actual outcomes and results could differ materially from these statements due to a number of factors. The material risks and uncertainties that could affect 10x Genomics, Inc.’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents 10x Genomics, Inc. files with the Securities and Exchange Commission from time to time.

Although 10x Genomics, Inc. believes that the expectations reflected in the forward-looking statements are reasonable, it cannot provide any assurance that these expectations will prove to be correct nor can it guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. These forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments 10x Genomics may make. Further, as the COVID-19 pandemic is unprecedented and continuously evolving, such forward-looking statements may not accurately or fully reflect the potential impact that the COVID-19 pandemic may have on the business, financial condition, results of operations and cash flows of 10x Genomics, Inc. The forward-looking statements in this press release are based on information available to 10x Genomics, Inc. as of the date hereof, and 10x Genomics, Inc. disclaims any obligation to update any forward-looking statements provided to reflect any change in our expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing 10x Genomics, Inc.’s views as of any date subsequent to the date of this press release.
Disclosure Information
10x Genomics uses filings with the Securities and Exchange Commission, our website (www.10xgenomics.com), press releases, public conference calls, public webcasts and our social media accounts as means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.
Contacts
Investors: investors@10xgenomics.com
Media: media@10xgenomics.com

10x Genomics, Inc.
Consolidated Statement of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$143,530	$112,218	$490,490	$298,845
Cost of revenue (1)	27,597	18,897	74,091	58,468
Gross profit	115,933	93,321	416,399	240,377
Operating expenses:
Research and development (1)	61,884	39,704	211,752	123,375
In-process research and development	—	406,911	—	447,548
Selling, general and administrative (1)	69,879	55,974	257,560	202,326
Accrued contingent liabilities	—	314	(660)	1,270
Total operating expenses	131,763	502,903	468,652	774,519
Loss from operations	(15,830)	(409,582)	(52,253)	(534,142)
Other income (expense):
Interest income	49	61	206	1,532
Interest expense	(217)	(317)	(866)	(1,682)
Other income (expense), net	5	1,216	(802)	1,337
Loss on extinguishment of debt	—	—	—	(1,521)
Total other (expense) income	(163)	960	(1,462)	(334)
Loss before provision for income taxes	(15,993)	(408,622)	(53,715)	(534,476)
Provision for income taxes	2,456	6,950	4,508	8,255
Net loss	$(18,449)	$(415,572)	$(58,223)	$(542,731)

Net loss per share, basic and diluted	$(0.16)	$(3.87)	$(0.53)	$(5.37)
Weighted-average shares used to compute net loss per share, basic and diluted	111,896,429	107,386,772	110,347,937	101,151,675

(1)Includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Cost of revenue	$1,048	$443	$3,231	$1,551
Research and development	11,808	5,225	41,970	19,623
Selling, general and administrative	14,048	8,601	50,761	27,452
Total stock-based compensation expense	$26,904	$14,269	$95,962	$48,626

10x Genomics, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share data)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$587,447	$663,603
Restricted cash	1,028	16,567
Accounts receivable, net	85,254	51,208
Inventory	59,966	29,959
Prepaid expenses and other current assets	13,896	13,029
Total current assets	747,591	774,366
Property and equipment, net	169,492	72,840
Restricted cash	7,598	8,474
Operating lease right-of-use assets	60,918	46,983
Goodwill	4,511	—
Intangible assets, net	25,397	22,354
Other noncurrent assets	3,319	4,324
Total assets	$1,018,826	$929,341
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,351	$4,709
Accrued compensation and related benefits	31,626	15,383
Accrued expenses and other current liabilities	50,909	43,453
Deferred revenue	5,340	4,472
Operating lease liabilities	5,131	5,936
Accrued contingent liabilities	—	44,173
Total current liabilities	110,357	118,126
Accrued license fee, noncurrent	5,814	11,171
Operating lease liabilities, noncurrent	76,847	57,042
Other noncurrent liabilities	8,240	3,930
Total liabilities	201,258	190,269
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.00001 par value; 100,000,000 shares authorized, no shares issued or outstanding as of December 31, 2021 and December 31, 2020	—	—
Common stock, $0.00001 par value; 1,100,000,000 shares authorized and 112,514,977 and 108,485,909 shares issued and outstanding as of December 31, 2021 and 2020	2	2
Additional paid-in capital	1,680,865	1,544,218
Accumulated deficit	(863,321)	(805,098)
Accumulated other comprehensive gain (loss)	22	(50)
Total stockholders’ equity	817,568	739,072
Total liabilities and stockholders’ equity	$1,018,826	$929,341